UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A/A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
Pursuant to Section 12(b) or (g)
of the Securities Exchange Act of 1934

BLUEGREEN CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Massachusetts	03-0300793
(State or Incorporation	(IRS Employer
or Organization)	Identification Number)

4960 Conference Way North, Suite 100
Boca Raton, Florida	33431
(Address of Principal Executive	(Zip Code)
Offices)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐
Securities Act registration statement file number to which this form relates: N/A
Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so	Name of Each Exchange on Which
Registered	Each Class is to be Registered
Preferred Share Purchase Rights	New York Stock Exchange, Inc.
Securities to be registered pursuant to Section 12(g) of the Act:
None
(Title of Each Class)

Item 1. Description of Registrant’s Securities to be Registered.
     Reference is hereby made to the Registration Statement on Form 8-A filed by Bluegreen Corporation (the “Company”) with the Securities and Exchange Commission on August 2, 2006, and the amendments thereto filed on October 18, 2006 and May 24, 2007, in each case relating to the Rights Agreement by and between the Company and Mellon Shareholder Services LLC, as Rights Agent (the “Rights Agent”), dated as of July 27, 2006 (the “Initial Rights Agreement”), and amended as of October 16, 2006 and further amended as of May 21, 2007 (as so amended, the “Rights Agreement”). Such Registration Statement on Form 8-A, as amended, is hereby incorporated by reference herein.
     The Company and the Rights Agent have executed a Third Amendment to the Rights Agreement (the “Amendment”). The Rights Agreement previously provided that three shareholders of the Company, David A. Siegel, David A. Siegel Revocable Trust and Central Florida Investments, Inc. (together, the “Siegel Shareholders”), could avoid becoming Acquiring Persons by divesting shares of the Company’s common stock (“Common Stock”) beneficially owned by them by the following deadlines: (1) October 16, 2007, with respect to the sale (after October 16, 2006) of 1,112,000 shares of Common Stock beneficially owned by the Siegel Shareholders; (2) October 16, 2008, with respect to the sale (after October 16, 2007) of 4,260,198 shares of Common Stock beneficially owned by the Siegel Shareholders; and (3) October 16, 2009, with respect to the sale (after October 16, 2008) of all of the remaining shares of Common Stock beneficially owned by the Siegel Shareholders. The Amendment extends the first of these deadlines from October 16, 2007 to April 16, 2007. The Amendment has no impact on the second or third of these deadlines or the number of shares of Common Stock required to be sold by the Siegel Shareholders.
     The foregoing description is qualified in its entirety by reference to the Initial Rights Agreement, the first and second amendments thereto, and the Amendment, copies of which are attached hereto as Exhibits 4.1, 99.1, 99.2 and 99.3, respectively, and are incorporated by reference herein.
Item 2. Exhibits.
4.1	Rights Agreement, dated as of July 27, 2006, by and between Bluegreen Corporation and Mellon Shareholder Services LLC, as Rights Agent (incorporated herein by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 2, 2006).

99.1	Amendment to Rights Agreement, dated as of October 16, 2006, by and between Bluegreen Corporation and Mellon Shareholder Services LLC, as Rights Agent (incorporated herein by reference to Exhibit 99.2 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 18, 2006).

99.2	Second Amendment to Rights Agreement, dated as of May 21, 2007, by and between Bluegreen Corporation and Mellon Shareholder Services LLC, as Rights Agent (incorporated herein by reference to Exhibit 99.4 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 21, 2007).

99.3	Third Amendment to Rights Agreement, dated as of October 15, 2007, by and between Bluegreen Corporation and Mellon Shareholder Services LLC, as Rights Agent (incorporated herein by reference to Exhibit 99.6 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 16, 2007).

SIGNATURES
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

BLUEGREEN CORPORATION
Dated: October 15, 2007	By:	/s/ John M. Maloney, Jr.
		Name:	John M. Maloney, Jr.
		Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1
Rights Agreement, dated as of July 27, 2006, between Bluegreen Corporation and Mellon Shareholder Services LLC, as Rights Agent (incorporated herein by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 2, 2006).

99.1
Amendment to Rights Agreement, dated as of October 16, 2006, by and between Bluegreen Corporation and Mellon Shareholder Services LLC, as Rights Agent (incorporated herein by reference to Exhibit 99.2 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 18, 2006).

99.2
Second Amendment to Rights Agreement, dated as of May 21, 2007, by and between Bluegreen Corporation and Mellon Shareholder Services LLC, as Rights Agent (incorporated herein by reference to Exhibit 99.4 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 21, 2007).

99.3
Third Amendment to Rights Agreement, dated as of October 15, 2007, by and between Bluegreen Corporation and Mellon Shareholder Services LLC, as Rights Agent (incorporated herein by reference to Exhibit 99.6 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 16, 2007).

4